Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

ExamWorks Announces Conditional Redemption of All $500 Million

5.625% Senior Notes Due 2023

ATLANTA (June 24, 2016) – ExamWorks Group, Inc. (NYSE:EXAM) (the “Company”) today announced the conditional redemption of all of its 5.625% Senior Notes due 2023, in accordance with the Indenture, dated April 16, 2015, among the Company, the Guarantors party thereto, and U.S. Bank National Association, as trustee, conditioned on the closing of the merger of Gold Merger Co, Inc., a Delaware corporation (“Merger Sub”), with and into the Company pursuant to that certain Agreement and Plan of Merger, dated April 26, 2016, by and among the Company, Gold Parent, L.P., a Delaware limited partnership, and Merger Sub (the “Condition”). Each holder of these notes will be notified by mail regarding the terms of the redemption.

Holders can inquire about the procedures for the redemption by calling U.S. Bank National Association at 1-800-934-6802. The Trustee also serves as the Paying Agent under the Indenture.

The redemption date may be delayed until the Condition shall be satisfied (or waived by the Company in its sole discretion), and the redemption may not occur and the notice of redemption may be rescinded in the event the Condition shall not have been satisfied (or waived by the Company in its sole discretion).

About ExamWorks Group

ExamWorks Group, Inc. is a leading provider of independent medical examinations, peer reviews, bill reviews, Medicare compliance services, case management services, record retrieval services, document management services and other related services (“IME services”). We help our clients manage costs and enhance their risk management processes by verifying the validity, nature, cause and extent of claims, identifying fraud and providing fast, efficient and quality IME services. ExamWorks is focused on providing clients a national presence while maintaining the local service and capabilities they need and expect.

Contact:

ExamWorks Group, Inc.

J. Miguel Fernandez de Castro

404-952-2400

Senior Executive Vice President and Chief Financial Officer

investorrelations@examworks.com